UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Toll Brothers, Inc.

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[The following letter will be mailed by Toll Brothers, Inc. to certain institutional holders of its common stock beginning February 20, 2007]
February 20, 2007
Dear Stockholder:
I write to solicit your support for the position of Toll Brothers, Inc. (“Toll” or the “Company”) and its Board of Directors on certain proposals to be voted on at the Company’s Annual Meeting scheduled to take place on March 14, 2007. In addition to soliciting votes for the election of four of our directors and a vote on the re-appointment of our auditors, we are seeking stockholder approval of two new stock incentive plans — the Toll Brothers, Inc. Stock Incentive Plan for Employees (2007), which will provide for the issuance of up to 10 million shares, and the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007), which will provide for the issuance of up to 2 million shares.
Because the number of options already outstanding under Toll’s current plan exceeds the Institutional Shareholders Services (“ISS”) cap for our industry for option plan cost (i.e., “overhang”), we believe that ISS may recommend a vote “against” both of the new stock incentive plans being proposed by Toll. We believe that both of the proposed plans otherwise meet all other aspects of the ISS test for option plans, including the “burn rate” test.
Our Board believes stockholders should support our new stock incentive plans for the following reasons:
•	“Overhang” generally refers to the percentage of all outstanding shares represented by options granted and unexercised and options and stock awards not yet granted under incentive plans. In our case, our overhang results primarily from our executive officers, employees and directors holding their stock options for all or most of the full ten year term before exercising and selling. We believe this is a positive factor because this practice aligns their interests with those of our other investors and shows that they believe in the long-term prospects of the Company.

•	Our fiscal 2006 “burn rate” (the number of stock options granted in a fiscal year divided by the number of outstanding shares at the end of the fiscal year) of approximately 0.9% is much lower than the ISS cap for our industry of 3.0%, and our 3 year average burn rate of approximately 1.5% is also below the ISS cap.

•	We grant stock options and restricted stock as an incentive to retain and motivate key executives and senior management, and as a significant component of director compensation. Continuity and stability of our management have helped to increase stockholder value over the years and we believe this continuity is key to our long term success.
I enclose a copy of our Proxy Statement for your review, which includes the two new stock incentive plans Toll is proposing. Thank you for your time and consideration of this matter. If you wish to discuss this matter further, or require any additional information, please call Joel Rassman, Chief Financial Officer at (215) 938-8039 or Fred Cooper, Director of Investor Relations at (215) 938-8312.
Sincerely,
/s/ Michael I. Snyder
Michael I. Snyder

Senior Vice President and Secretary